Exhibit 10.1

Summary of Management Incentive Compensation Plan for Fiscal 2009

The Management Incentive Compensation Plan for Fiscal 2009 (the “Bonus Plan”) for Frontier Oil Corporation (the “Company”) establishes each participant’s Bonus Plan target as a percentage of the participant’s base salary.  The amount of the actual bonus payment could range from zero to twice the Bonus Plan target, based upon the extent to which the pre-established annual financial goals are met or exceeded.  The 2009 base salaries and Bonus Plan targets for the Company’s named executive officers are set forth in the table below.  The financial goals for the Bonus Plan during 2009 are based on the Company’s 1) 2009 net income, 2) relative return on capital employed versus a peer group average and 3) process safety performance.  These measures are weighted 25%, 50% and 25%, respectively.

Each participant will receive 30%, and has the right to elect to receive up to 100%, of his or her bonus payment in restricted shares of the Company’s common stock in lieu of cash.  If such an election by the employee is made to receive additional restricted stock, then the amount of the bonus will be grossed up by a “risk premium” to be established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.  All such shares of restricted stock will vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.  The number of shares of restricted stock that a participant receives will be determined by the average closing price of the Company’s common stock during December 2009 and January 2010.

The Committee has discretion to adjust the financial targets for extraordinary items and for the effect of acquisitions completed during the Bonus Plan year and to pay or not pay the bonuses for any reason.

Executive Officer	2009 Annual Base Salary	Bonus Plan Target for 2009 (Percentage of Base Salary)
James R. Gibbs Chairman of the Board	$975,000	100%
James R. Gibbs Chairman of the Board	$975,000	100%
Michael C. Jennings President and Chief Executive Officer	$775,000	100%
W. Paul Eisman Executive Vice President-Refining & Marketing	$518,000	70%
Doug S. Aron Executive Vice President and Chief Financial Officer	$380,000	60%
Currie Bechtol Vice President-General Counsel & Secretary	$342,000	50%
Jon D. Galvin Vice President	$305,000	50%
Nancy J. Zupan Vice President and Chief Accounting Officer	$325,000	50%